EMPLOYMENT AGREEMENT


         THE WORLD WIDE MAGIC NET, INC., a California corporation, located at 320 S. Garfield Avenue, Alhambra, California 91803, hereinafter referred to as Employer, and DAVID RAU, 5831 Lancashire Avenue, Westminster, California 92683, hereinafter referred to as Employee, in consideration of the mutual promises made herein, agree as follows:

                              Employment and Title

         1. Employer hereby employs Employee and Employee accepts tmployment as part-time treasurer for Employer. The parties agree that Employee's employment with Employer is "at will."

                                     Duties

         2. Employee shall report to Employer's President. Employee shall be responsible for maintaining Employers accounts and finances, including but not limited to paying Employer's employees, accounts payable, . . . etc., and performing all duties incidental thereto, including supervision of employees within that department and such other work as may be required of him in connection with the business of Employer.

                                 Trade Secrets

         3. (a) The parties acknowledge and agree that during the term of this agreement and in the course of the discharge of his duties hereunder, Employee shall have access to and become acquainted with information concerning the operation of Employer, including without limitation, financial, personnel, sales, planning, and other information that is owned by Employer and regularly used in the operation of Employer's business and that this information constitutes Employer's trade secrets.

            (b) Employer agrees that he shall not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any other time thereafter, except as is required in the course of his employment for Employer.

                                 Annual Salary

         4. As compensation for the services to be rendered by Employee hereunder, Employer shall pay Employee an annual salary at the rate of $33,600.00 per annum, payable in equal semi(a)monthly installments of $1,400.00 on the fifteenth (15th) and final days of each month during the period of employment,

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prorated for any partial employment period.

                            Restricted Stock Option

         5. (a) As additional compensation, Employer agrees to provide Employee with the option to purchase 50,000 shares of common stock for a total cost of $10.00. This restricted stock option shall vest six months after the execution of this employment agreement. However, the Employee may only purchase fifty (50) percent of the restricted stock option at the end of his first year of employment (i.e., 25,000 shares). Employee shall have fifteen (15) business days after the end of his first year of employment to exercise this restricted stock option. The Employee may purchase the remaining fifty (50) percent of the restricted stock option at the end of his second year of employment. Employee shall have fifteen (15) business days after the end of his second year of employment to exercise this restricted stock option.

            (b) Employee will have no right to this restricted stock option upon Employer's termination of this agreement for or without cause and/or upon Employee's resignation.

                                    Vacation

         6. (a) Employee will be entitled to an annual vacation leave of fifteen
(15) working days at full pay.

            (b) Although vacations will be granted at times most desired by Employee, Employer reserves the right to determine or approve the vacation time in order to ensure its efficient and orderly operation.

            (c) Employee is ordinarily expected to use all vacation time in the year earned. However, Employee may accumulate up to a maximum of twenty (20) vacation days.

                                    Illness

         7. After completing one year of employment, Employee shall be entitled to five (5) days per year as sick leave with full pay. Sick leave may be accrued to a maximum of eight (8) days per year.


                               Business Expenses

         8. Employee shall be entitled to receive, within 10 days after delivery to Employer of an itemized statement thereof, reimbursement for all justified and reasonable expenses incurred in connection with the performance of Employee's duties.

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                            Entire Time and Efforts

         9. During the term of this agreement, Employee shall devote his entire time and efforts to the business and affairs of Employer and do his utmost to promote its interest.

                             Competitive Activities

         10. During the term of this agreement, Employee shall not, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation, or control of, or be connected in any manner with, any business that is competitive to the business of Employer.

                                  Termination

         11. (a) Employer may terminate this agreement and the employment hereunder at any time on ten (10) business days written notice to Employee. Employee may terminate this agreement and the employment hereunder at any time on ten (10) business days written notice to Employer.

             (b) If Employee is unable to perform his duties by reason of illness or disability for a continuous period of 30 days, Employer may terminate this agreement and the employment hereunder without further notice. Termination of this reason shall not be deemed "for cause" as that term is used in this section.

             (c) In the event of termination under this section, Employer's obligations to Employee under this agreement shall cease except for annual salary accrued to the date on which termination becomes effective.

                                   Probation

         12. The first six (6) months after the execution of this employment agreement will be a probationary period during which Employee can be terminated for or without cause by Employer. During this probationary period, Employee will not receive any group medical or term life insurance coverage from Employer.

                                    Notices

         13. Any notices to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to Employer at 320 S. Garfield Avenue, Alhambra, California 91803, and to Employee at 5831 Lancashire Avenue, Westminster,
California 92683, but each party may change that address by written notice in accordance with this section. Notices

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delivered  personally  shall be  deemed  communicated  as of the date of  actual receipt; mailed notices shall be deemed communicated as of the date of mailing.

                                  Arbitration

         14. (a) Any controversy between Employer and Employee involving the construction or application of any of the terms, provisions, or conditions of this agreement shall on the written request of either party served on the other be submitted to arbitration. Arbitration shall comply with and be governed by the provisions of the California Arbitration Act.

             (b) Employer and Employee shall each appoint one person to hear and determine the dispute. If the two persons so appointed are unable to agree, then those persons shall select a third impartial arbitrator whose decision shall be final and conclusive upon both parties.

             (c) The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrators decide.

                           Attorney's Fees and Costs

         15. If any legal action is necessary to enforce or interpret the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire contract.

                                Entire Agreement

         16. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this agreement shall be valid or binding on either party. Any modification of this agreement will be effective only if it is in writing and signed by the party to be charged.

                                Effect of Waiver

         17. The failure of either party to insist on strict compliance with any terms, covenants, or conditions of this agreement by the other party shall not be deemed a waiver of that

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term,  covenant,  or condition,  nor shall any waiver or  relinquishment  of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

                               Partial Invalidity

         18. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

                            Law Governing Agreement

         19. This agreement shall be governed by and construed in accordance with the laws of the State of California.


         Executed on October 28, 1996, at Alhambra, California.


                                            EMPLOYER
                                            THE WORLD WIDE MAGIC NET, INC.


                                            By  /S/ FRANK YUAN
                                                -------------------------
                                                    FRANK YUAN, PRESIDENT

                                            EMPLOYEE


                                                /S/ DAVID RAU
                                                -------------------------
                                                    DAVID RAU

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